Exhibit (a)(5)(C)

FOR IMMEDIATE RELEASE

Apollo Announces Extension of the Tender Offer for Shares of The Michaels Companies

NEW YORK, NY – April 8, 2021 – Magic MergeCo, Inc. (the “Purchaser”), an entity controlled by funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, Inc. (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”), a leading global alternative investment manager, and The Michaels Companies, Inc. (“Michaels”) (Nasdaq: MIK) today announced an agreement to extend the offering period of the previously commenced cash tender offer by the Purchaser to purchase all of the issued and outstanding shares of common stock of Michaels to 5:00 P.M., New York City time, on April 14, 2021, unless further extended. The tender offer was previously scheduled to expire one minute after 11:59 P.M., New York City time, on April 12, 2021.

Computershare Trust Company, N.A., the depositary for the tender offer, has advised Apollo that, as of 5:00 P.M., New York City time, on April 8, 2021, 57,954,675 shares of common stock of Michaels, representing approximately 40.49% of the issued and outstanding Michaels shares, were tendered pursuant to the tender offer. Stockholders who have already tendered their shares of common stock of Michaels do not have to re-tender their shares or take any other actions as a result of the extension of the expiration of the tender offer.

The Purchaser expects the tender offer will be consummated promptly following the expiration of the offering period (as hereby extended), subject to the satisfaction or waiver of the remaining conditions to the consummation of the tender offer set forth in the merger agreement.

Georgeson LLC is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to them by telephone, toll-free, at (888) 663-7851.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Apollo

Apollo is a leading global investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo, among others. Apollo had assets under management of approximately $455 billion as of December 31, 2020 in credit, private equity and real assets funds. For more information about Apollo, please visit www.apollo.com.

Forward-Looking Statements

Any forward-looking statements, including, but not limited to, statements regarding the proposed transaction between Apollo and Michaels, the ability of the parties to complete the transaction and the expected timetable for completing the transaction, strategic and other potential benefits of the transaction, and other statements about Apollo’s future expectations, beliefs, goals, plans or prospects, are subject to risks and uncertainties such as those described under the heading “Risk Factors” in Michaels’ periodic reports on file with the SEC. These statements speak only as of the date of this press release and are based on Apollo’s and Michaels’ current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties regarding: uncertainty about how many of Michaels’ stockholders will tender their shares in the tender offer; the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived in a timely manner, if at all; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; changes in financial markets; changes in economic, political or regulatory conditions; changes in facts and other circumstances and uncertainties concerning the proposed transaction; and other factors set forth from time to time in Michaels’ SEC filings, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents that will be filed by Apollo and Michaels, as applicable. Apollo and Michaels caution investors not to place considerable reliance on the forward-looking statements contained in this press release. Except as required by applicable law or regulation, Apollo does not undertake any obligation to update or revise any such forward-looking statements to reflect future events or circumstances.

Important Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell common stock of Michaels or any other securities. This communication is for informational purposes only. The tender offer transaction that commenced on March 16, 2021 by affiliates of Apollo is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) filed by such affiliates of Apollo with the U.S. Securities and Exchange Commissions (“SEC”). In addition, Michaels filed a related Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. The offer to purchase shares of Michaels’ common stock is only being made pursuant to the Offer to Purchase, the Letter of Transmittal and related offer materials filed as a part of the Tender Offer Statement on Schedule TO, in each case as amended from time to time. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER MATERIALS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. PRIOR TO MAKING ANY DECISION REGARDING THE TENDER OFFER, MICHAELS STOCKHOLDERS ARE STRONGLY ADVISED TO CAREFULLY READ THE TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER OFFER MATERIALS) AND THE RELATED SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS FILED AND AS MAY BE AMENDED FROM TIME TO TIME. Michaels stockholders may obtain the Tender Offer Statement on Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation Statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, the Tender Offer Statement on Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation Statement on Schedule 14D-9 may be obtained free of charge from Georgeson LLC, 1290 Avenue of the Americas, 9th Floor, New York, New York 10104, Telephone Number (888) 663-7851, the information agent for the tender offer.

Media Contact:

For Apollo:

Investor Contact:

Peter Mintzberg

Head of Investor Relations

Apollo Global Management, Inc.

212 822 0528

APOInvestorRelations@apollo.com

Media Contact:

Joanna Rose

Global Head of Corporate Communications

Apollo Global Management, Inc.

212 822 0491

Communications@apollo.com